GrowGeneration Reports Third Quarter 2023 Financial Results

Net Revenue of $55.7 million, Consistent with Expectations

Gross Profit Margin of 29.1% Represents 230 Basis Points Sequential Improvement Over Second Quarter 2023

Net Loss of $7.3 million and Non-GAAP Adjusted EBITDA(1) Loss of $0.9 million

DENVER, November 8, 2023 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers in the United States with 50 stores across 18 states, today reported financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights
•Net sales decreased 13% quarter-over-quarter to $55.7 million
•Comparable store sales decreased 14.4% to the prior year
•Gross profit margin of 29.1%, increase of 320 basis points to the prior year
•Net loss of $7.3 million, compared to a net loss of $7.2 million in the prior year
•Adjusted EBITDA(1) loss of $0.9 million, an improvement of $1.8 million to 2022
•Year-to-date cash flow provided by operations of $2.8 million
•Cash, cash equivalents, and marketable securities of $66.6 million
•Maintains full-year 2023 guidance for revenue to be $220 million to $225 million and Adjusted EBITDA(1) to be a loss of $4 million to $6 million

Darren Lampert, GrowGeneration’s Co-Founder and Chief Executive Officer, stated, “I am pleased with our third quarter results, which are broadly consistent with the expectations we communicated last quarter. Our continued focus on proprietary brands and distribution helped drive gross profit margin of 29.1%, representing a 230 basis point improvement over the second quarter. We have also reduced store operating expenses by over 12% and SG&A by nearly 14% year-over-year. As I have said before, we are constantly evaluating our network to enhance profitability and, as such, we consolidated 6 retail locations during the third quarter. Further in the fourth quarter, we expect to consolidate 6 additional locations where we identified cost rationalization opportunities through our ability to serve a similar customer base from a smaller footprint. GrowGen ended the quarter with $66.6 million of cash and cash equivalents and generated nearly $3 million of operating cash flow year-to-date. We continue to make progress on our digital transformation efforts and we are excited about the potential of our new ERP system to enable further efficiencies in our supply chain and ultimately improve our end-to-end customer experience.”

Lampert continued, “We are bringing innovative new products to market and have seen success in growing our proprietary brand portfolio. We believe that our third quarter results represent progress towards the initiatives that we have been striving to achieve. Despite challenges within the industry, we remain focused on what we can control to position GrowGen to be more nimble, efficient, and better-positioned for profitable growth in 2024 and beyond.”

Third Quarter 2023 Consolidated Results

Revenues declined $15.2 million, or 21.4%, to $55.7 million for the quarter ended September 30, 2023, compared to $70.9 million for the quarter ended September 30, 2022. The decrease in net revenue was partially attributed to a decline in same-store sales of 14.4% at 55 retail locations. Overall retail sales were $41.4 million in the third quarter, compared to $47.9 million for the same period last year.

E-commerce revenue was $2.8 million in the third quarter, compared to $3.1 million for the same period last year.

Revenue from non-retail operations, including distributed brands and MMI, was $11.5 million in the third quarter of 2023, compared to $19.8 million in the same quarter last year. The year ago period in 2022 included a few large one-time transactions to account for the decrease.

Gross profit was $16.2 million for the third quarter of 2023, compared to $18.3 million for the third quarter of 2022. Gross profit margin was 29.1%, compared to 25.9% in the same quarter last year. The increase in gross margin in the third quarter of 2023 was due to increased private label sales growth, pricing expansion, and margin accretion from development of our distribution network and corresponding bulk-buy negotiations.

Store and other operating expenses in the third quarter of 2023 were $11.9 million, compared to $13.6 million in the prior year, a decrease of 12%.

Selling, general, and administrative expenses in the third quarter of 2023 were $7.6 million, compared to $8.8 million in the prior year, a decrease of 13.8%.

GAAP pre-tax net loss was $7.3 million for the third quarter of 2023, or a loss of $0.12 per diluted share, compared to $7.9 million in the third quarter of 2022, or a loss of $0.12 per diluted share.

Non-GAAP loss before interest, taxes, depreciation, amortization, share-based compensation, and other non-recurring charges (Adjusted EBITDA)(1) was $0.9 million in the third quarter of 2023, compared to a loss of $2.7 million in the same period last year.

Cash and short-term marketable securities as of September 30, 2023 were $66.6 million. Inventory as of September 30, 2023 was $76.0 million, and prepaid inventory and other current assets were $12.4 million.

Total current liabilities, including accounts payable, accrued payroll, and other liabilities, increased from $35.8 million at December 31, 2022 to $40.5 million at September 30, 2023.

Geographical Footprint

The Company’s operations span approximately 826,000 square feet of retail and warehouse space at 50 existing locations across 18 states.

Fiscal Year 2023 Financial Outlook(2)

Revenue guidance for full-year 2023 is unchanged to be between $220 million to $225 million.

Adjusted EBITDA(1) guidance for full-year 2023 is unchanged to be between a loss of $4 million to a loss of $6 million.

Footnotes

(1) Adjusted EBITDA represents earnings before income, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

(2) Sales and Adjusted EBITDA guidance metrics are inclusive of acquisitions and store openings completed in 2023 and 2022, but do not include any unannounced acquisitions.

Conference Call

The Company will host a conference call today, November 8, 2023, at 4:30PM Eastern Time. To participate in the call, please dial (888) 664-6392 (domestic) or (416) 764-8659 (international). The conference code is 71685189. This call is being webcast and can be accessed on the Investor Relations section of GrowGen's website at: https://ir.growgeneration.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About GrowGeneration Corp:

GrowGeneration is a leading marketer and distributor of nutrients, growing media, lighting, benching and racking, environmental control systems, and other products for both indoor and outdoor hydroponic and organic gardening, including proprietary brands such as Charcoir, Drip Hydro, Power Si, MMI benching and racking, Ion lights, Durabreeze fans, and more. Incorporated in Colorado in 2014, GrowGeneration is the largest chain of specialty retail hydroponic and organic garden centers in the United States. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, HRG Distribution, and a benching, racking, and storage solutions business, Mobile Media.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the company’s website, at: www.growgeneration.com.

Contacts:

ICR, Inc.
GrowGenIR@icrinc.com

GROWGENERATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except shares and per share amounts)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$31,414	$40,054
Marketable securities	35,203	31,852
Accounts receivable, net of allowance for doubtful accounts of $1.1 million and $0.7 million at September 30, 2023 and December 31, 2022	8,351	8,336
Notes receivable, current, net of allowance for doubtful accounts of $1.7 million and $1.3 million at September 30, 2023 and December 31, 2022	—	1,214
Inventory	75,987	77,091
Prepaid income taxes	477	5,679
Prepaids and other current assets	12,383	6,455
Total current assets	163,815	170,681

Property and equipment, net	28,946	28,669
Operating leases right-of-use assets	42,316	46,433
Intangible assets, net	24,466	30,878
Goodwill	16,808	15,978
Other assets	880	803
TOTAL ASSETS	$277,231	$293,442

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,219	$15,728
Accrued liabilities	3,413	1,535
Payroll and payroll tax liabilities	2,027	4,671
Customer deposits	4,926	4,338
Sales tax payable	1,503	1,341
Current maturities of lease liability	8,374	8,131
Current portion of long-term debt	—	50
Total current liabilities	40,462	35,794
Commitments and contingencies
Operating lease liability, net of current maturities	36,387	40,659
Other long-term liabilities	317	593
Total liabilities	77,166	77,046

Stockholders’ equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 61,309,456 and 61,010,155 shares issued and outstanding as of September 30, 2023 and December 31, 2022	61	61
Additional paid-in capital	372,789	369,938
Retained earnings	(172,785)	(153,603)
Total stockholders’ equity	200,065	216,396
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$277,231	$293,442

GROWGENERATION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022

Net sales	$55,678	$70,850	$176,430	$223,710
Cost of sales (exclusive of depreciation and amortization shown below)	39,490	52,516	126,816	163,009
Gross profit	16,188	18,334	49,614	60,701

Operating expenses:
Store operations and other operational expenses	11,930	13,585	37,165	41,884
Selling, general, and administrative	7,582	8,796	21,923	28,164
Bad debt expense	257	172	681	1,774
Depreciation and amortization	4,721	3,875	12,477	13,164
Impairment loss	—	—	—	127,831
Total operating expenses	24,490	26,428	72,246	212,817

Income from operations	(8,302)	(8,094)	(22,632)	(152,116)

Other income (expense):
Other expense	954	34	3,549	547
Interest income	—	143	—	190
Interest expense	(1)	(3)	(6)	(16)
Total non-operating income (expense), net	953	174	3,543	721

Net income (loss) before taxes	(7,349)	(7,920)	(19,089)	(151,395)

Provision (loss) for income taxes	—	718	(93)	2,637

Net income (loss)	$(7,349)	$(7,202)	$(19,182)	$(148,758)

Net income (loss) per share, basic	$(0.12)	$(0.12)	$(0.31)	$(2.45)
Net income (loss) per share, diluted	$(0.12)	$(0.12)	$(0.31)	$(2.45)

Weighted average shares outstanding, basic	61,272	60,855	61,127	60,771
Weighted average shares outstanding, diluted	61,272	60,855	61,127	60,771

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	For the Three Months Ended September 30,
	2023	2022
	(000)	(000)
Net income	$(7,349)	$(7,202)
Income taxes	—	(718)
Interest income	—	(143)
Interest expense	1	3
Depreciation and amortization	4,721	3,875
EBITDA	$(2,627)	$(4,185)
Share based compensation (option compensation, warrant compensation, stock issued for services)	938	1,291
Impairment, restructuring, and other charges	717	—
Fixed asset disposal	64	165
Adjusted EBITDA	$(908)	$(2,729)

Adjusted EBITDA per share, basic	$(0.01)	$(0.04)
Adjusted EBITDA per share, diluted	$(0.01)	$(0.04)

	For the Nine Months Ended September 30,
	2023	2022
	(000)	(000)
Net income	$(19,182)	$(148,758)
Income taxes	93	(2,637)
Interest income	—	(190)
Interest expense	6	16
Depreciation and amortization	12,477	13,164
EBITDA	$(6,606)	$(138,405)
Impairment, restructuring, and other charges	2,215	127,831
Share based compensation (option compensation, warrant compensation, stock issued for services)	2,452	3,980
Restructuring charges	2,215	—
Fixed asset disposal	85	81
Adjusted EBITDA	$(1,854)	$(6,513)

Adjusted EBITDA per share, basic	$(0.03)	$(0.11)
Adjusted EBITDA per share, diluted	$(0.03)	$(0.11)